Exhibit 10.34


TSET, Inc.
333 South State Street, PMB 111
Lake Oswego, OR  97034



                                 April 10, 2001




Mr. Richard A. Papworth
Chief Financial Officer
TSET, Inc.
333 South State Street, PMB 111
Lake Oswego, OR  97034

Dear Mr. Papworth:

         Reference is made to the employment agreement entered into between you and TSET, Inc. ("TSET"), dated May 19, 2000 (the "Employment Agreement"). You hereby agree that all references to non-dilution of your stock percentage ownership interest in TSET shall be deleted from the Employment Agreement. Except as expressly provided in the preceding sentence, all other provisions of the Employment Agreement shall remain in full force and effect.

         In consideration of the foregoing amendment, TSET shall issue to you 398,475 restricted shares of its common stock. You may elect whether to receive such shares as a grant, to be issued as and when you request, or as options fully vested in you as of the date hereof. If you elect to receive such shares as options, the exercise price therefor shall be $0.885 per share (the closing price for shares of TSET's common stock as quoted on the over-the-counter bulletin board exchange on April 9, 2001).

         Your execution, in the space provided below, shall evidence your acceptance of the terms of this amendment.

                                   Sincerely,


                                   /s/ Jeffrey D. Wilson
                                   ---------------------------------------------
                                   Jeffrey D. Wilson
                                   Chairman and Chief Executive Officer


AGREED AND ACCEPTED


/s/ Richard A. Papworth
--------------------------------
Richard A. Papworth

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